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                                                                   Exhibit 23.1


         Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-81068, No. 33-07545, No. 33-07331, and No. 33-21739)
pertaining to the 1984 Incentive Stock Option Plan, Directors Stock Option Plan, 1988 Nonqualified Stock Option Plan, Amended 1993 Stock Option Plan, 1996 Employee Stock Purchase Plan, 1996 Stock Option Plan, and other Employee Benefit Plans of Active Voice Corporation of our report dated May 5, 1997, with respect to the consolidated financial statements and schedule of Active Voice Corporation included in this Annual Report (Form 10-K) for the year ended March 31, 1997.

                                          ERNST & YOUNG LLP


Seattle, Washington
June 26, 1997